Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 13, 2015	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended January 31, 2015 was $60.1 million, or $1.25 per share ($1.25 per share on a diluted basis). Net income for the fiscal year ended January 31, 2015 was $162.6 million, or $3.39 per share ($3.38 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended January 31, 2015 increased 4.3 percent to $353.5 million from net sales of $339.0 million for the prior year 13-week fiscal quarter ended February 1, 2014. Comparable store net sales for the 13-week period ended January 31, 2015 increased 1.1 percent from comparable store net sales for the prior year 13-week period ended February 1, 2014. Online sales (which are not included in comparable store sales) increased 12.6 percent to $33.0 million for the 13-week period ended January 31, 2015, compared to net sales of $29.3 million for the 13-week period ended February 1, 2014.

Net sales for the 52-week fiscal year ended January 31, 2015 increased 2.2 percent to $1.153 billion from net sales of $1.128 billion for the 52-week fiscal year ended February 1, 2014. Comparable store net sales for the 52-week period ended January 31, 2015 were flat in comparison to the prior year 52-week period ended February 1, 2014. Online sales (which are not included in comparable store sales) increased 6.0 percent to $94.3 million for the 52-week period ended January 31, 2015, compared to net sales of $89.0 million for the 52-week period ended February 1, 2014.

Net income for the fourth quarter of fiscal 2014 was $60.1 million, or $1.25 per share ($1.25 per share on a diluted basis), compared with $59.3 million, or $1.24 per share ($1.23 per share on a diluted basis) for the fourth quarter of fiscal 2013.

Net income for the fiscal year ended January 31, 2015 was $162.6 million, or $3.39 per share ($3.38 per share on a diluted basis), compared with $162.6 million, or $3.41 per share ($3.39 per share on a diluted basis) for the fiscal year ended February 1, 2014.

Management will hold a conference call at 10:00 a.m. EDT today to discuss fourth quarter results. To participate in the call, please call (800) 230-1093 and reference the conference code 355370. A replay of the call will be available for a two-week period beginning March 13, 2015 at 12:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 355370.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 462 retail stores in 44 states, which includes the opening of new stores this week in Mount Pleasant, South Carolina and Omaha, Nebraska. As of the end of the fiscal year, it operated 460 stores in 44 states compared with 450 stores in 43 states at the end of fiscal 2013.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014 (1)

SALES, Net of returns and allowances	$353,541	$338,999	$1,153,142	$1,128,001

COST OF SALES (Including buying, distribution, and occupancy costs)	186,126	177,573	645,810	628,856

Gross profit	167,415	161,426	507,332	499,145

OPERATING EXPENSES:
Selling	65,633	62,668	212,688	206,893
General and administrative	7,345	4,482	37,671	35,258
	72,978	67,150	250,359	242,151

INCOME FROM OPERATIONS	94,437	94,276	256,973	256,994

OTHER INCOME, Net	1,892	2,244	2,723	3,462

INCOME BEFORE INCOME TAXES	96,329	96,520	259,696	260,456

PROVISION FOR INCOME TAXES	36,196	37,216	97,132	97,872

NET INCOME	$60,133	$59,304	$162,564	$162,584

EARNINGS PER SHARE
Basic	$1.25	$1.24	$3.39	$3.41

Diluted	$1.25	$1.23	$3.38	$3.39

Basic weighted average shares	48,037	47,868	47,927	47,744
Diluted weighted average shares	48,168	48,026	48,090	47,976

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	January 31, 2015	February 1, 2014 (1)

CURRENT ASSETS:
Cash and cash equivalents	$133,708	$164,868
Short-term investments	25,857	20,197
Receivables	8,567	4,318
Inventory	129,921	124,141
Prepaid expenses and other assets	26,536	28,613
Total current assets	324,589	342,137

PROPERTY AND EQUIPMENT	427,915	393,656
Less accumulated depreciation and amortization	(255,252)	(235,087)
	172,663	158,569

LONG-TERM INVESTMENTS	43,698	43,436
OTHER ASSETS	2,043	2,151

	$542,993	$546,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$35,714	$37,147
Accrued employee compensation	36,920	36,933
Accrued store operating expenses	9,984	9,983
Gift certificates redeemable	23,992	23,131
Income taxes payable	15,661	16,187
Total current liabilities	122,271	123,381

DEFERRED COMPENSATION	14,261	12,797
DEFERRED RENT LIABILITY	40,566	37,564
OTHER LIABILITIES	10,617	10,621
Total liabilities	187,715	184,363

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 48,379,613 and 48,336,392 shares issued and outstanding at January 31, 2015 and February 1, 2014, respectively	484	483
Additional paid-in capital	131,112	124,134
Retained earnings	224,111	238,151
Accumulated other comprehensive loss	(429)	(838)
Total stockholders’ equity	355,278	361,930

	$542,993	$546,293

(1) Derived from audited financial statements